Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of June, 2010, by and between EClips Media Technologies, Inc., a Delaware corporation (the “Company”), and Eric Simon (“Executive”).
W I T N E S S E T H:
WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer and the Company wishes to employ Executive in such capacity;
NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:
1. Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company’s Chief Executive Officer and in Executive’s capacity as Chief Executive Officer perform those services normally performed by a Chief Executive Officer of similarly situated companies. Executive shall report solely to the Board of Directors of the Company (the “Board”), and subject, to the Board’s authority, Executive shall have the authority and responsibility for managing the daily affairs and operations of the Company and its subsidiaries, including, without limitation, the authority and discretion to hire and fire throughout the Company and its subsidiaries, and to preside over all of the operations of the lines of business of the Company and its subsidiaries. Executive shall at all times be the senior most executive of the Company. Executive shall have such other duties and authority with respect to the Company as are customarily associated with the position of Chief Executive Officer. All employees of the Company shall report to Executive directly or through others.
Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities hereunder.
2. Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of two years and shall be automatically renewed for successive one year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three months prior to the expiration of the initial term or any renewal term of this Agreement. “Employment Period” shall mean the initial two year term plus renewals, if any.
3. Place of Employment. Executive’s services shall be performed at the Company’s offices located in New York, New York and any other locus where the Company now or hereafter has a business facility within the New York metropolitan region. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.
4. Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive, commencing as of June 21, 2010 an initial base salary (the “Base Salary”) at an annual rate of $225,000. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

The Compensation Committee (the “Compensation Committee”) of the Board (or by the independent members of the Board, if there is no Compensation Committee) shall review the Executive’s Base Salary annually and shall make a recommendation to the Board as to whether such Base Salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.
5. Bonuses. During the term of this Agreement, the Executive shall be entitled to an annual bonus with a target of $78,750 (the “Target Bonus Amount”) in each year of employment (pro rated for any partial years), based upon agreed upon performance targets for the Company. The Executive will receive a bonus payment (i) if the Company achieves 80% of its performance targets, equal to 80% of the Target Bonus Amount, (ii) if the Company achieves 120% or greater of its performance targets, equal to 120% of the Target Bonus Amount, and (iii) if the Company achieves between 80% and 120% of its performance targets, equal to a straight-line interpolation between 80% of the Target Bonus Amount and 120% of the Target Bonus Amount. Each annual bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any performance targets shall be determined after the results of the annual audit are known, but in no event later than seventy-four (74) days following the end of such fiscal year. The Company shall pay Executive such annual bonus (pro rated for any partial year) regardless of whether Executive is then employed by the Company on the date of payment.
6. Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement.
7. Other Benefits. During the Employment Period, commencing on the date hereof, the Executive (including, his spouse and minor children with respect to all health, medical, dental and visions benefit plan) shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees.
8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 20 paid vacation days per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation.
9. Stock. On the date hereof, the Company shall issue to Executive ten (10) million shares of Company’s common stock, par value $0.001 per share (“Parent Common Stock”).

10. Termination of Employment.
(a) Death. If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid annual bonus for any completed fiscal year prior to termination, unpaid pro rata annual bonus through the date of death, all other payments and benefits Executive may be entitled to receive under the terms of any applicable employee benefit plan or program of the Company in which Executive participates, and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date (collectively, the “Enhanced Accrued Amounts”). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive’s spouse and minor children shall be entitled to continued coverage for a period of one year following the termination of employment, at the Company’s expense, under all health, medical, dental and vision insurance plans in which the Executive was a participant immediately prior to his last date of employment with the Company.
(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any Enhanced Accrued Amounts. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, of his duties and responsibilities hereunder for a period of three consecutive months or four months during any twelve consecutive months.
(c) Cause.
(1) At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his material duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, (c) material violation of Sections 11 or 12 of this Agreement, or (d) fraud or gross misconduct which is materially and demonstratively injurious to the Company.

(2) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary and vacation pay, all other payments and benefits Executive may be entitled to receive under the terms of any applicable employee benefit plan or program of the Company in which Executive participates and reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date (the “Accrued Amounts”). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(d) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company, provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.
(e) Good Reason.
(1) At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) a diminution or adverse change in Executive’s duties, responsibilities or authority with respect to the Company; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) any termination of the Executive’s employment by the Company within 12 months after a Change of Control, other than a termination for Cause, death or Disability; or (D) material breach by the Company of this Agreement.
(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(3) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) the Enhanced Accrued Amounts; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of one year following the termination of employment; and (C) a lump sum amount equal to (i) the greater of (x) the Executive’s Base Salary for a period of 12 months and (y)100% of the remaining Base Salary that would have been payable to Executive had remained employed through the end of the Term (but for such termination) , plus (ii) a bonus payment for each full or partial fiscal year remaining through the end of the Term (but for such termination) equal to Target Bonus Amount, payable within thirty (30) days following such termination (collectively, the “Severance Amounts”). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. Any payments that are deferred compensation within the meaning of Internal Revenue Code Section 409A (“Code Section 409A”) that would be made prior to the sixtieth day after the date of termination shall not be paid until the sixtieth day after the date of termination and shall be paid in a lump sum on that date.
(f) Without “Good Reason” by Executive or Without “Cause” by the Company.
(1) By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least 30 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any Accrued Amounts. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(2) By the Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): the Severance Amounts, payable as set forth Section 10(e) above. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. Any payments that are deferred compensation within the meaning of Section 409A that would be made prior to the sixtieth day after the date of termination shall not be paid until the sixtieth day after the date of termination and shall be paid in a lump sum on that date.

11. Confidential Information.
(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain except: (i) in the performance of Executive’s duties hereunder or as may be consented to by the Company or (ii) as required by law, regulation or legal or judicial process.
The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.
(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company.
(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.
12. Non-Competition and Non-Solicitation.
(a) For a period from the date hereof through one (1) year following the termination of the employment of the Executive for any reason, Executive will not, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor (other than in connection with the Employment Agreement) engage in the Prohibited Business; provided, that, the Executive may at any time during such one-year period surrender all shares of Parent Common Stock received pursuant to paragraph 10 which are then owned by him or any of his controlled affiliates to the Company and upon doing so, the non-competition period will continue for only three (3) months thereafter. For purposes of this Section 4.01, the “Prohibited Business” means providing any product or service in connection with fantasy sports league events or Internet online fantasy sports, in the geographic areas where the Company engages in business as of the date hereof (it being understood that the Executive providing services to an entity whose primary business is not the Prohibited Business shall not violate this Section 12(a) unless the Executive’s primary duties are providing services to that Prohibited Business). The parties agree that this Section 12(a) shall not prohibit the ownership by the Executive, solely as an investment, of securities of a person engaged in the Prohibited Business if (i) the Executive is not an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Executive does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part. The Executive acknowledges and agrees that the limitations imposed by this Section 12(a) as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.
(b) During the Restricted Period, the Executive shall not, directly or indirectly, (i) discourage any person from accepting employment with the Company or any Affiliate of the Company or (ii) hire or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Company or any Affiliate of the Company, any person who or which is employed by, or otherwise engaged to perform exclusive services for, the Company or any Affiliate of the Company (whether in the capacity of employee, consultant, independent contractor or otherwise).
13. Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including, without limitation, the reimbursement of reasonable attorneys’ fees, settlement expenses, punitive damages and the advancement of legal fees and expenses, as such fees and expenses are incurred by the Executive) arising from or relating to (a) claims relating to the Company or any of its subsidiaries or their respective businesses or (b) the Executive’s service with or status as an officer, director, employee, agent or representative of the Company, and its subsidiaries or in any other capacity in which the Executive serves or has served (including without limitation, prior to the Employment Period) for the benefit of the Company and/or its subsidiaries. Without limiting the foregoing, in connection with any such claim, demand, action, cause of action, liability, loss, judgment or fine, the Executive shall have the right (i) to be represented by separate counsel reasonably acceptable to the Company, at the Company’s sole cost and expense, and (ii) to have the Company pay the cost and expense of any bond that the Executive may be required to post in order to appeal an adverse decision. The Company’s obligations under this Section 13 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise (including, without limitation, the Executive’s entitlement to indemnification and the payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in and/or permitted by the Certificate of Incorporation and By-Laws of the Company. The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. The Executive hereby undertakes to repay any advances paid to him pursuant to this Section 13 if a final judgment adverse to the Executive establishes that he is not entitled to be indemnified under this Agreement or otherwise. The Company hereby acknowledges that the undertaking set forth in the previous sentence satisfies all requirements for any similar undertakings in the by-laws or other corporate documents of the Company. The Company shall not take any action that would impair the Executive’s right to indemnification, other than in connection with a claim by the Company that the Executive is not entitled to indemnification in accordance with the standards set forth in this Section 13. The rights and obligations of the parties under this Section 13 shall survive the termination of the Executive’s employment, the termination or expiration of the Employment Period and/or the termination of this Agreement and shall at all times continue.

14. Section 409A.
(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If Executive notifies the Company (with specificity as to the reason therefore) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company after good faith review concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to comply with the requirements of Code Section 409A to the extent applicable. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” or like references shall mean separation from service. If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Internal Revenue Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service or (ii) the date of executive’s death. On the first day of the seventh month following the date of the Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursements of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
(e) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
15. Miscellaneous.
(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 11 or Section 12 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity. Notwithstanding the foregoing, the Company agrees that its only remedy and sole recourse for any monetary damages with respect to any breach by the Executive hereunder shall be to the shares of Parent Common Stock received pursuant to paragraph 10 above (or pursuant to that certain Asset Purchase Agreement dated as of even date herewith) which are then owned by the Executive or his controlled affiliates.
(b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.
(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.
(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
(i) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.
[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

/s/ Eric Simon
Eric Simon

ECLIPS MEDIA TECHNOLOGIES, INC

By:	/s/ Gregory D. Cohen
	Name:	Gregory D. Cohen
	Title:	Chief Executive Officer

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